Exhibit 4.4

FORM OF SERIES B PREFERRED WARRANT

NEITHER THIS WARRANT NOR ANY SECURITIES THAT MAY BE ISSUED UPON EXERCISE HEREOF HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND SUCH SECURITIES MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN SO REGISTERED AND QUALIFIED OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED HAS BEEN DELIVERED TO THE COMPANY.

STOCK PURCHASE WARRANT

No. [__]	[ ]

Genetix Pharmaceuticals Inc., a Delaware corporation (the “Company”), hereby certifies that, subject to the terms and conditions set forth herein, [            ] (the “Holder”), is entitled to purchase the Warrant Share Number of shares of Warrant Stock (both as defined below) from the Company at any time or from time to time before the earlier of (i) [            ] p.m. ([                ] time) on [                    ] or (ii) the effective time of an Extraordinary Event (as defined in the Notes (as defined below)), for the Exercise Price (as defined below), subject to adjustments as set forth in Sections 4 and 6.

This Stock Purchase Warrant (this “Warrant”) is being issued in connection with the purchase by the Holder of a Convertible Term Note (the “Note”) of the Company in the principal amount set forth on the signature page hereto. The Note is one of a series of similar Convertible Term Notes (the Note and such Convertible Term Notes shall collectively be referred to as the “Notes”) being issued by the Company to certain investors in the aggregate principal amount of up to $[                ] pursuant to the terms of a Convertible Note and Warrant Purchase Agreement dated as of [                    ] by and among the Company and certain Investors named therein (the “Investors”) including the Holder, as amended (as so amended, the “Purchase Agreement”), and this Warrant is one of a series of similar Stock Purchase Warrants (this Warrant and such Stock Purchase Warrants shall collectively be referred to as the “Warrants”) being issued by the Company to such Investors in connection with the issuance of the Notes.

1. Determination of Warrant Stock, Warrant Share Number and Warrant Exercise Price.

(a) Warrant Stock. “Warrant Stock” shall mean (i) Series B Convertible Preferred Stock, $.01 par value per share, of the Company (the “Series B Preferred Stock”).

(b) Warrant Share Number. This Warrant shall be exercisable for a number of shares of Warrant Stock (the “Warrant Share Number”) equal to a fraction, the numerator of which is the product of the original principal amount of such Note (the “Principal Amount”) times twenty-five hundredths (0.25) and the denominator of which is the Exercise Price described in Section 1(c) below, such Warrant Share Number to be rounded to the nearest whole number.

(c) Exercise Price. The exercise price per share of Warrant Stock (the “Exercise Price”) shall be (i) $0.6619 per share if the Warrant Stock is Series A-l Preferred Stock or (ii) the lowest price per share paid by any purchaser of Next Round Preferred Stock in the Qualified Financing if the Warrant Stock is Next Round Preferred Stock.

2. Exercise of Warrant.

(a) Mechanics of Exercise. This Warrant may be exercised by the Holder by surrender to the Company of this Warrant, with the attached form of subscription agreement duly executed by the Holder, accompanied by payment equal to the aggregate purchase price for the securities for which this Warrant is then being exercised according to Section 3 hereof.

(b) Warrant Agent. In the event that a bank or trust company is appointed as trustee for the Holder pursuant to Section 4(b) hereof, such bank or trust company will have all the powers and duties of a warrant agent appointed pursuant to Section 9 hereof and will accept, in its own name for the account of the Company or such successor entity as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, upon exercise of this Warrant.

(c) Expiration. This Warrant and the Holder’s rights hereunder will expire at the earlier of (i) [            ] P.M. ([                ] time) on [                    ] or (ii) the effective time of an Extraordinary Event (the “Expiration Date”); provided, however, that if the Holder has not previously exercised the Warrant, this Warrant shall be automatically exercised by the net issuance method upon the effective time of an Extraordinary Event; and provided further that upon and after the Warrant Stock Conversion Effective Time (as defined in Section 6), the right to purchase shares of Warrant Stock granted herein shall terminate, and this Warrant shall represent the right to purchase shares of the Common Stock, $0.01 par value per share, of the Company (“Common Stock”) as provided in Section 6 hereof.

(d) Delivery of Certificates. As soon as is practicable after any exercise of this Warrant, the Company, at its own expense, will deliver to the Holder one or more certificates representing the securities to which the Holder is entitled in respect of such exercise, together, in the case of any partial exercise, with a new Warrant representing the unexercised portion hereof.

(e) Fractional Shares. In the event that any exercise of this Warrant would, but for the provisions of this Section 2(e), result in the issuance of any fractional share of capital stock, then in lieu of such fractional share the Holder will be entitled to cash equal to the fair market value of such fractional share, as determined in good faith by the Company’s Board of Directors.

3. Payment of Exercise Price. The Exercise Price may be paid at the Holder’s election either

(a) by cash, certified or official bank check payable to the order of the Company, or wire transfer to its account, or

(b) by the net issuance method as described below:

(i) Prior to the Warrant Stock Conversion Effective Time (as defined in Section 6 hereof), the Company shall issue Warrant Stock under the net issuance method in accordance with the following formula:

	X	=	(Y)(A-B)/A

Where:	X	=	the number of shares of Warrant Stock to be issued to the Holder

	Y	=	the number of shares of Warrant Stock requested to be exercised under this Warrant

	A	=	the current fair market value of one (1) share of Warrant Stock

	B	=	the Exercise Price

As used herein, the current fair market value of a share of Warrant Stock shall mean the price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Warrant Stock, as determined in good faith by the Company’s Board of Directors, unless the Company shall become subject to a merger, consolidation or other acquisition pursuant to which the holders of Warrant Stock receive securities and/or other property in exchange for their Warrant Stock, in which case the fair market value of Warrant Stock shall be deemed to be the value (determined in good faith by the Company’s Board of Directors) of the securities and other property received by the holders of the Warrant Stock per share of Warrant Stock pursuant to such merger, consolidation or other acquisition.

(ii) Upon and after the Warrant Stock Conversion Effective Time, the Company shall issue Common Stock under the net issuance method in accordance with the following formula:

	X	=	(Y)(A-B)/A

Where:	X	=	the number of shares of Common Stock to be issued to the Holder

	Y	=	the number of shares of Common Stock requested to be exercised under this Warrant

	A	=	the current fair market value of one (1) share of Common Stock

	B	=	the Exercise Price

As used herein, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

(A) if the exercise is in connection with the Company’s initial public offering of Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to the offering;

(B) if this Warrant is exercised after, and not in connection with, the Company’s initial public offering of Common Stock and

(1) if the Common Stock is traded on an internationally recognized securities exchange that publishes closing prices, the fair market value shall be deemed to be the average of the closing prices over a fourteen (14) day period ending three (3) days before the day the current fair market value of the Common Stock is being determined; or

(2) if the Common Stock is not listed on an internationally recognized securities exchange that publishes closing prices but is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices reported by the National Quotation Bureau (or similar system) over the twenty-one (21) day period ending three (3) days before the day the current fair market value of the Common Stock is being determined;

(3) if at any time the Common Stock is not listed on an internationally recognized securities exchange that publishes closing prices or actively traded over-the-counter, the current fair market value of Common Stock shall be the price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, unless the Company shall become subject to a merger, consolidation or other acquisition pursuant to which the holders of Common Stock receive securities and/or other property in exchange for their Common Stock, in which case the fair market value of Common Stock shall be deemed to be the value of the securities and other property received by the holders of the Common Stock per share of Common Stock pursuant to such merger, consolidation or other acquisition.

4. Adjustment for Reorganizations, Etc.

(a) Certain Adjustments.

(i) If at any time or from time to time prior to the exercise of this Warrant but before the Warrant Stock Conversion Effective Time, the Company effects a “Warrant Stock Adjustment Event” (as hereafter defined), then in each such case, (A) the number of shares of Warrant Stock purchasable hereunder shall be adjusted to the number obtained by multiplying the number of shares of Warrant Stock purchasable hereunder immediately before such Warrant Stock Adjustment Event by a fraction, the numerator of which shall be the number of shares of Warrant Stock outstanding (excluding treasury stock) immediately after such Warrant Stock Adjustment Event and the denominator of which shall be the number of shares of Warrant Stock outstanding (excluding treasury stock) immediately before such Warrant Stock Adjustment Event, and (B) the Exercise Price shall be adjusted to the number obtained by multiplying the Exercise Price in effect immediately before such Warrant Stock Adjustment Event by a fraction, the numerator of which shall be the number of shares of

Warrant Stock outstanding (excluding treasury stock) immediately before such Warrant Stock Adjustment Event and the denominator of which shall be the number of shares of Warrant Stock outstanding (excluding treasury stock) immediately after such Warrant Stock Adjustment Event, in each case subject to further adjustment thereafter as provided herein. The term “Warrant Stock Adjustment Event” shall mean (x) the issuance of additional shares of Warrant Stock as a dividend or other distribution on outstanding Warrant Stock, (y) the subdivision of outstanding shares of Warrant Stock into a greater number of shares of Warrant Stock, or (z) the combination of outstanding shares of Warrant Stock into a smaller number of shares of Warrant Stock, but shall not include the Recapitalization as defined in the Company’s Third Amended and Restated Certificate of Incorporation, adjustments with respect to which have already been made.

(ii) If at any time or from time to time prior to the exercise of this Warrant but after the Warrant Stock Conversion Effective Time, the Company effects a “Common Stock Adjustment Event” (as hereafter defined), then in each such case, (A) the number of shares of Common Stock purchasable hereunder shall be adjusted to the number obtained by multiplying the number of shares of Common Stock purchasable hereunder immediately before such Common Stock Adjustment Event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Common Stock Adjustment Event and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Common Stock Adjustment Event, and (B) the Exercise Price shall be adjusted to the number obtained by multiplying the Exercise Price in effect immediately before such Common Stock Adjustment Event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Common Stock Adjustment Event and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Common Stock Adjustment Event, in each case subject to further adjustment thereafter as provided herein. The term “Common Stock Adjustment Event” shall mean (x) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (y) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (z) the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(iii) Subject to earlier termination of this Warrant upon the effective time of an Extraordinary Event, at any time or from time to time prior to the exercise of this Warrant, the Company (A) effects a capital reorganization, reclassification or recapitalization, or (B) consolidates with or merges with or into any other person or entity, then in each such case, the Holder, upon exercise hereof at any time after or simultaneously with the consummation of such reorganization, reclassification, recapitalization, consolidation or merger, as the case may be, will receive, in lieu of the securities issuable upon such exercise before such consummation or effective date, the other securities, cash, and/or property to which the Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided herein.

(b) Appointment of Trustee for Warrant Holders Upon Dissolution. In the event of any dissolution of the Company, the Company, prior to such dissolution, will, at its expense, deliver or cause to be delivered the securities, property, and/or cash receivable by the Holder after the effective date of such dissolution pursuant to this Section 4 to a bank or trust company, as trustee for the Holder.

(c) Continuation of Terms. Subject to earlier termination of this Warrant upon a sale of the Company, upon any reorganization, consolidation or merger referred to in this Section 4, this Warrant will continue in full force and effect and the terms hereof will be applicable to the securities, cash, and/or property receivable on the exercise of this Warrant after or simultaneously with the consummation of such reorganization, consolidation or merger and will be binding upon the issuer of any such stock or other securities.

5. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution. Without limiting the generality of the foregoing, the Company will seek to take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock upon exercise of this Warrant from time to time.

6. Automatic Conversion of the Warrant Stock. If at any time the issued and outstanding shares of the Warrant Stock shall be automatically converted into shares of Common Stock under the terms of the Certificate of Incorporation, then upon and after the effective time of such automatic conversion of the Warrant Stock (the “Warrant Stock Conversion Effective Time”), the right to purchase Warrant Stock granted herein shall terminate, and this Warrant shall represent the right to purchase a number of shares of Common Stock calculated as follows:

	X	=	(Y)(Z)

Where:	X	=	the number of shares of Common Stock purchasable under this Warrant upon and after the Warrant Stock Conversion Effective Time

	Y	=	the number of shares of Warrant Stock purchasable under this Warrant immediately prior to the Warrant Stock Conversion Effective Time

	Z	=	the number of shares of Common Stock issuable upon conversion of each share of Warrant Stock immediately prior to the Warrant Stock Conversion Effective Time and the Exercise Price per share of Common Stock shall be a price calculated as follows:

	A	=	(B)(X)/Y

Where:	A	=	the Exercise Price per share of Common Stock upon and after the Warrant Stock Conversion Effective Time

	B	=	the Exercise Price per share of Warrant Stock immediately prior to the Warrant Stock Conversion Effective Time

	X	=	the number of shares of Warrant Stock purchasable under this Warrant immediately prior to the Warrant Stock Conversion Effective Time

	Y	=	the number of shares of Common Stock purchasable under this Warrant upon and after the Warrant Preferred Stock Conversion Effective Time

Thereafter, the number of shares of Common Stock purchasable hereunder and the Exercise Price per share shall be subject to adjustment for the types of events described in Section 4 above that occur with respect to the Common Stock.

7. Notices of Record Date, Etc. In the event from time to time of any proposed or contemplated:

(a) taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(b) capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any transfer of all or substantially all the assets of the Company to, or any consolidation or merger of the Company with or into, any other person or entity; or

(c) voluntary or involuntary dissolution, liquidation, or winding-up of the Company;

then, and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right, or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up is anticipated to take place and the time, if any is to be fixed, as of which the holders of record of any class or series of the Company’s capital stock or other securities will be entitled to exchange such stock or other securities for other securities, cash, and/or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up. Such notice will be mailed at least twenty (20) days prior to the earliest date specified in such notice on which any such action or transaction is to be taken or consummated.

8. Reservation of Securities Issuable on Exercise of Warrant. The Company at all times and from time to time will reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, the quality and quantities of securities from time to time issuable upon exercise of this Warrant. If at any time the Company does not have sufficient authorized securities to comply with the foregoing sentence, the Company promptly will take all steps (including, without limitation, amending the Certificate of Incorporation) necessary to provide the quality and quantity of securities sufficient to effect the exercise in full of this Warrant.

9. Warrant Agent. The Company may, by written notice to the Holder, appoint an agent for the purpose of issuing securities upon exercise of this Warrant, exchanging or replacing this Warrant, or any of the foregoing, and thereafter any such issuance, exchange, or replacement as the case may be, will be made at such office by such agent.

10. Transfer and Exchange of Warrant.

(a) Transfer. Subject to evidence of compliance with the Securities Act of 1933, as amended, and applicable state securities laws, this Warrant may be transferred or succeeded to by any person; provided, however, that the Company is given written notice at the time of such transfer stating the name and address of the transferee.

(b) Exchange. Upon surrender of this Warrant for transfer or exchange, a new Warrant or new Warrants of the same tenor and exercisable for the same aggregate number of shares of Warrant Stock as the Warrant so surrendered will be issued to, and registered in the name of, the transferee or transferees. The Company may treat the person in whose name this Warrant is registered as the Holder for all purposes.

11. Captions. The captions of sections or subsections of this Warrant are for reference only and will not affect the interpretation or construction of this Warrant.

12. Equitable Relief. The Company hereby acknowledges that any breach by it of its obligations under this Warrant would cause substantial and irreparable damage to the Holder and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that, in addition to any other rights and remedies to which the Holder may be entitled in respect of any breach of such obligations, the Holder will be entitled to an injunction, specific performance and/or other equitable relief to prevent the breach of such obligations.

13. No Waiver. No failure or other delay by the Holder exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

14. Governing Law. This Warrant will be governed by and interpreted and construed in accordance with the internal laws of The Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law).

15. Amendment/Waiver. This Warrant and the other Warrants may be amended by the written agreement of the Company and holders of outstanding Warrants that when exercised could be exercised into at least two-thirds of the aggregate number of shares of Warrant Stock into which all then outstanding Warrants could then be exercised. Any provision of this Warrant and the other Warrants may be waived with the written agreement of the holders of outstanding

Warrants that when exercised could be exercised into at least two-thirds of the aggregate number of shares of Warrant Stock into which all then outstanding Warrants could then be exercised. Notwithstanding the foregoing, no amendment of or waiver with respect to any provision of this Warrant or the other Warrants shall be effected unless the holders of all then outstanding Warrants are treated similarly as a class and not disproportionately.

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Executed and delivered under seal on and as of the date first above written.

Original Principal Amount of Note: $[ ]	GENETIX PHARMACEUTICALS INC.

By:
Name:
Its:

SUBSCRIPTION FORM

The undersigned, the Holder of the within Stock Purchase Warrant, hereby elects to exercise the purchase right represented by such Warrant as follows:

The undersigned hereby elects to purchase shares of Warrant Stock (as defined in this Warrant) and herewith makes payment of $             therefor.

The undersigned hereby elects to exercise this Warrant by the net issuance method described in Section 3 of this Warrant and to exercise for that purpose              shares of Warrant Stock (as defined in this Warrant).

The undersigned further requests that the certificates representing such shares be issued in the name of and delivered to                                                               and if such shares shall not include all of the shares issuable under this Warrant, that a new Warrant of like tenor and date be delivered to the undersigned for the shares not issued.

Dated:
Name of Holder